Lexaria Intellectual Property Update

Kelowna, BC / May 15, 2015 / Lexaria, Corp. (OTCQB:LXRP) (CSE:LXX) (the “Company”) provides the following update and information regarding its patent-pending technology; how it relates to the delivery of certain active ingredients such as CBD and THC, and how it relates also to market demand.

Lexaria has caused to be filed on April 28, 2015 and May 14, 2015, the latest in a line of provisional patent applications with the United States Patent and Trademark Office regarding its technology that were originally filed beginning in June, 2014. Lexaria’s new patent-pending technology is directed to food and beverage compositions infused with cannabinoids – e.g., THC and/or CBD – that provide enhanced cannabinoid oral bioavailability. We expect the United States Patent and Trademark Office to publish our provisional patent applications roughly in December 2015.

Lexaria’s proprietary process infuses lipids within foods and beverages with cannabinoids and produces compositions with synergistically enhanced cannabinoid absorption and bioavailability. The cannabinoid infused food and beverage compositions have the added benefit of masking the inherent unpleasant taste of cannabinoids to allow for better patient compliance with therapeutically administered cannabinoids.

It is important to understand certain facts:

Smoked or inhaled cannabinoids have reported bioavailabilities ranging from 2-56%, with an average of about 30% (Huestis (2007) Chem. Biodivers. 4:1770–1804; McGilveray (2005) Pain Res. Manag. 10 Suppl. A:15A – 22A). This variability is mainly due to differences in smoking dynamics. Cannabinoids that are absorbed through the mucous membranes in the mouth (buccomucosal application) have bioavailabilities of around 13% (Karschner et al. (2011) Clin. Chem. 57:66–75). By contrast, when cannabinoids are ingested, bioavailability is typically reduced to about 6% (Karschner et al. (2011) Clin. Chem. 57:66–75).

Lexaria’s patent-pending cannabinoid lipid-infusion technology is based in part on the goal of achieving much higher cannabinoid bioavailability than conventional means of oral cannabinoid ingestion.

Oral bioavailability into or approaching the range typical of smoked or inhaled cannabinoids would be potentially disruptive to the entire medical marijuana sector because it would offer patients an efficient option to reduce or even eliminate the need for smoking or inhalation delivery while simultaneously improving conventional edible cannabinoid formats.

To this end, the Company will undertake certain laboratory testing in the coming months to further characterize potentially transformative aspects of the technology and will report the outcome upon completion.

Benefits of the patent-pending technology, include:

1)	A positive social health outcome through reduction of smoking of cannabinoids;
2)	Improved confidence in consistent delivery of THC or CBD through oral ingestion;
3)	Lower cost to consumers relative to conventional edible formats through higher rate of active ingredient delivery;
4)	Easy and convenient active ingredient delivery through many readily available common everyday foods.
5)	A disruptive competitive advantage for Lexaria versus any company that delivers THC or CBD through any other format, including traditional smoking.

By their nature, new inventions are unpredictable and not always entirely understood in advance. Many complex technologies are being pursued by the broader food and drug industries in relation to more effective delivery of drugs and other ingredients because their traditional oral bioavailability may be poor. Solid lipid nanoparticles, for example, have demonstrated improvements in bioavailability of some Class II, III, and IV drugs as much as 2-25 fold as seen below:

“The US FDA recommended high fat meals for food-effect studies because such fatty meals (800–1000 cal, 50%–65% fat, 25%–30% carbohydrates and 15%–20% proteins) affect GI physiology and maximize drug transfer into the systemic circulation.” (Food and Drug Administration, Guidance for industry: food-effect bioavailability and fed bioequivalence studies, food and drug administration. www.fda.gov)

Maximizing bioavailability is a common aim throughout the food, pharmaceutical and drug industries since efficiencies in delivering active ingredients also deliver many benefits.

About Lexaria

Lexaria is a food sciences company focused on the delivery of cannabinoid compounds procured from legal, agricultural hemp, through gourmet foods based upon its proprietary infusion technologies. www.lexariaenergy.com

About ViPovaTM

ViPovaTM uses only legal hemp oil extracts, grown from agricultural hemp in locations where it is legal to do so, in ViPovaTM-branded tea. ViPovaTM uses its patent-pending process to infuse concentrated amounts of CBD within lipids in its tea, providing more bioactivity and comfort to the body during the absorption process. Only ViPovaTM has this ground-breaking technology for CBD/lipid infusion. www.vipova.com

FOR FURTHER INFORMATION PLEASE CONTACT:

Lexaria Corp.
Chris Bunka
Chairman & CEO
(250) 765-6424

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Access to capital, or lack thereof, is a major risk and there is no assurance that the Company will be able to raise required working capital. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that existing capital is sufficient for the Company's needs or that it will need to attempt to raise additional capital. There is no assurance that any planned corporate activity, business venture, or initiative will be pursued, or if pursued, will be successful. There is no assurance that any cannabinoid-based product will promote, assist, or maintain any beneficial human health conditions whatsoever. There is no assurance that the cannabinoid/lipid infusion technology will provide any increase in bioavailability to any individual person. There is no assurance that patent-pending applications will result in granted patents, or that competing companies, in their normal course of business, might not introduce other unrelated inventions superior to the Company’s own. No statement herein has been evaluated by the Food and Drug Administration (FDA). ViPovaTM products are not intended to diagnose, treat, cure or prevent any disease.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.